Exhibit 99.1
Ron Hubbard
Vice President, Investor Relations
P: 615.269.8290
News Release
HEALTHCARE REALTY TRUST PROVIDES UPDATE ON CAPITAL ALLOCATION PROGRESS

$227 million of proceeds from contributions to KKR JV

Repurchased shares totaling over $175 million

NASHVILLE, Tennessee, June 3, 2024 - Healthcare Realty Trust Incorporated (NYSE:HR) announced in early May that it had entered into a strategic joint venture with KKR (“KKR JV”) to own and invest in quality medical outpatient buildings. To date, the Company has contributed 10 properties to the KKR JV that have generated $227 million of proceeds. The Company expects to contribute additional properties to the KKR JV that will bring total proceeds in excess of $300 million. Beyond the initial property contributions, KKR has committed up to an additional $600 million of capital to increase the potential value of the JV to $1 billion. Healthcare Realty will retain a 20% interest and manage the JV, as well as continue to oversee day-to-day operations and leasing of the properties.

Separate from the KKR JV, the Company has additional transactions under contract and letters of intent that are expected to generate further proceeds of more than $300 million by early August. Proceeds from the KKR JV as well as additional transactions are expected to be used to repurchase shares on a leverage neutral basis. The Company has repurchased shares totaling over $175 million since April 1, 2024.

“We are making progress on our near-term capital allocation priorities,” stated Todd Meredith, President and CEO. “Combined with operational momentum, our capital allocation execution is on track to improve dividend coverage and accelerate FFO growth.”

About Healthcare Realty
Healthcare Realty is a real estate investment trust (REIT) that owns and operates medical outpatient buildings primarily located around market-leading hospital campuses. The Company selectively grows its portfolio through property acquisition and development. As the first and largest REIT to specialize in medical outpatient buildings, Healthcare Realty’s portfolio includes nearly 700 properties totaling over 40 million square feet concentrated in 15 growth markets. Additional information regarding the Company can be found at www.healthcarerealty.com.

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Exhibit 99.1

In addition to the historical information contained within, the matters discussed in this press release may contain forward-looking statements that involve risks and uncertainties. These risks are discussed in filings with the Securities and Exchange Commission by Healthcare Realty, including its Annual Report on Form 10-K for the year ended December 31, 2023 under the heading “Risk Factors,” and in its Quarterly Reports filed thereafter and in the Company’s other SEC filings. Forward-looking statements represent the Company’s judgment as of the date of this release. The Company disclaims any obligation to update forward-looking statements.

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